EXHIBIT 4.2
EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 11, 2017 (this “Amendment”), is entered into among DISCOVERY COMMUNICATIONS, LLC (the “Company”), DISCOVERY COMMUNICATIONS EUROPE LTD., DNI GLOBAL LLP, DISCOVERY CORPORATE SERVICES LIMITED, DISCOVERY LUXEMBOURG HOLDINGS 1 S.À.R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 2, rue Hildegard von Bingen L - 1282 Luxembourg  Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 177.720, DISCOVERY NETWORKS ASIA-PACIFIC PTE. LTD. and DISCOVERY NETWORKS, S.L. (each a “Designated Borrower” and, together with the Company, the “Borrowers”), DISCOVERY COMMUNICATIONS, INC., (the “Facility Guarantor”), certain Lenders signatory hereto constituting all of the Lenders (after giving effect to Section 11.13 of the Credit Agreement (as defined below) with respect to the Non-Consenting Lender), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among the Borrowers, the Facility Guarantor, the Lenders from time to time party thereto and the Administrative Agent.
In consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto hereby agree as follows:
1.Defined Terms. Capitalized terms which are defined in the Credit Agreement and not otherwise defined herein have the meanings given in the Credit Agreement.
2.    Amendment No. 1 Non-Consenting Lenders. Each of the Company, the Administrative Agent, each L/C Issuer, each Swing Line Lender and each other Lender party hereto hereby consents, pursuant to Sections 11.13 and 11.06 of the Credit Agreement, to the replacement of any Lender whose Commitments are zero after giving effect to the amendments on the Amendment Effective Date (any such Lender, an “Amendment No. 1 Non-Consenting Lender”, and the Lenders party to this Amendment, the “Consenting Lenders”) with any financial institution listed on Exhibit A. The Administrative Agent and each Lender (including an Amendment No. 1 Non-Consenting Lender) hereby acknowledges that the execution of this Amendment constitutes any notice to the Administrative Agent and the Amendment No. 1 Non-Consenting Lender required by Section 11.13 of the Credit Agreement, and waives payment of any assignment fee in connection with such replacement.
3.    Interim Effective Date Amendments. Effective on the Interim Effective Date (as defined below), Section 11.13 of the Credit Agreement shall be amended by adding the following paragraph at the end of such section:
Notwithstanding the foregoing, in connection with any replacement of a Lender under this Section 11.13, if a Lender that is being replaced pursuant to the provisions of Section 3.06, or is a Defaulting Lender or a Non-Consenting Lender, as applicable, that was provided notice as set forth in the previous paragraph does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such Lender that is being replaced pursuant to the provisions of Section 3.06, of that is a Defaulting Lender or a Non-Consenting Lender, as applicable, relating to the Loans so assigned shall be paid in full to such Lender, then such Lender that is being replaced pursuant to the provisions of Section 3.06, of is a Defaulting Lender or a Non-Consenting Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date, and the Administrative Agent shall record such assignment in the Register.
4.    Amendment Effective Date Amendments.
Effective on the Amendment Effective Date (as defined below), the Credit Agreement shall be amended as follows:
(a)    Section 1.01 of the Credit Agreement is hereby amended inserting the following definitions in the appropriate alphabetical order:
“Amendment No. 1” means that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 11, 2017, among the Borrowers, the Facility Guarantor, the Lenders signatory thereto, and the Administrative Agent.
“Amendment No. 1 Effective Date” means August 11, 2017.
“Bridge Facility” means the $9,600,000,000 senior unsecured bridge credit facility contemplated by that certain commitment letter, dated July 30, 2017, among Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, the Facility Guarantor and the Company.
“Capital Lease” means an obligation that is required to be classified as, and expenses in respect of which are recognized as, a capitalized lease for income statement reporting purposes in accordance with GAAP.
“consolidated” or “consolidated basis” means, with respect to the Company and its Subsidiaries, the consolidation of the accounts of each of the Subsidiaries with those of the Company in accordance with GAAP; provided that even if, following the Scripps Acquisition, Scripps and the Scripps Acquired Business (or any portion thereof) are Subsidiaries of the Facility Guarantor but not Subsidiaries of the Company, the accounts of each of Scripps and the Scripps

Acquired Business (or such portion thereof) shall be treated as if they were consolidated into the accounts of the Company in accordance with GAAP.
“Euro Overnight Rate” means an interest rate per annum equal to the rate at which overnight deposits in Euro approximately equal in principal amount to such Borrowing are offered to the applicable Swing Line Lender in immediately available funds in the Euro interbank market at approximately 11:00 a.m., London time, on such day.
“Euro Overnight Rate Loan” means a Loan bearing interest calculated by reference to the Euro Overnight Rate.
“Existing Scripps Notes” means Scripps’s 2.75% Senior Notes due 2019, 2.80% Senior Notes due 2020, 3.50% Senior Notes due 2022, 3.90% Senior Notes due 2024 and 3.95% Senior Notes due 2025 outstanding as of the Scripps Acquisition Closing Date.
“Foreign Subsidiary Holdco” means any Subsidiary of the Company designated as a Foreign Subsidiary Holdco by the Company, so long as such Subsidiary has no material assets other than securities, Indebtedness or receivables of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating solely to such Foreign Subsidiaries (or Subsidiaries thereof) and/or other assets (including cash and cash equivalents) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.
“Material Subsidiary” means any wholly-owned Domestic Subsidiary of the Company constituting a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X under the Securities Act.
“Maximum Rate” has the meaning specified in Section 11.09.
“Pre-Funded Acquisition Debt” means Indebtedness incurred for the purpose of financing a significant acquisition (including for the avoidance of doubt the Scripps Acquisition, and with significance otherwise calculated in accordance with Article 11 of Regulation S-X under the Securities Act), which Indebtedness is issued in advance of the date of consummation of such significant acquisition; provided that in the event of the termination of the acquisition agreement for such significant acquisition as a result of the failure to consummate such significant acquisition, such Indebtedness shall be regarded as Pre-Funded Acquisition Debt solely for a period of 45 days after the termination of such acquisition agreement.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Scripps” means Scripps Networks Interactive, Inc., an Ohio corporation and any successor in interest thereto.
“Scripps Acquisition” means the acquisition by the Facility Guarantor, directly or indirectly, of the Scripps Acquired Business pursuant to the Scripps Acquisition Agreement.
“Scripps Acquisition Bonds” means senior unsecured debt securities of the Company and/or the Facility Guarantor (including debt securities convertible into equity) in an aggregate principal amount not to exceed $6,800,000,000, the proceeds of which are to be used to pay a portion of the cash consideration for the Scripps Acquisition, refinance Indebtedness of the Scripps Acquired Business and for the payment of fees and expenses incurred in connection therewith and with the Scripps Transactions.
“Scripps Acquisition Credit Agreement” means that certain credit agreement, dated as of August 11, 2017, among the Company, the Facility Guarantor, the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent, providing for term loans in an initial aggregate principal amount not to exceed $2,000,000,000, the proceeds of which are to be used to pay a portion of the cash consideration for the Scripps Acquisition, refinance certain Indebtedness of the Scripps Acquired Business and the payment of fees and expenses incurred in connection therewith and with the Scripps Transactions, as amended, restated, replaced, waived or otherwise modified from time to time.
“Scripps Acquired Business” means Scripps and its subsidiaries.
“Scripps Acquisition Agreement” means that certain Agreement and Plan of Merger among Scripps, the Facility Guarantor and Skylight Merger Sub, Inc., dated as of July 30, 2017.
“Scripps Acquisition Closing Date” means the date on which the Scripps Acquisition is consummated pursuant to the Scripps Acquisition Agreement.
“Scripps Transactions” means, collectively, any and all of the following (whether or not consummated): (i) the Scripps Acquisition, (ii) the entry into the Scripps Acquisition Agreement and all the transactions thereunder, (iii) the entry into the Scripps Acquisition Credit Agreement and the initial incurrence of Indebtedness hereunder, (iv) the refinancing in full of the outstanding principal amount of all Indebtedness under that certain Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of March 31, 2014, among Scripps, as borrower, the several banks and other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and the termination of such agreement, (v) the issuance of the Scripps Acquisition Bonds, or the incurrence of loans under the Bridge Facility in lieu of the Scripps Acquisition Bonds, and the incurrence of the Indebtedness thereunder, (vi) the assumption of Indebtedness in respect of the Existing Scripps Notes and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).
“Subsidiary Guarantor” has the meaning specified in Section 10.01.
(b)    Section 1.01 of the Credit Agreement is hereby amended to amend and restate the following definitions in their entirety:
“Aggregate Commitments” means the Commitments of all the Lenders. As of the Amendment No. 1 Effective Date, the Aggregate Commitments are $2,500,000,000.
“Aggregate Tranche 1 Commitments” means the Tranche 1 Commitments of all the Tranche 1 Lenders. As of the Amendment No. 1 Effective Date, the Aggregate Tranche 1 Commitments are $1,735,555,555.55.
“Aggregate Tranche 2 Commitments” means the Tranche 2 Commitments of all the Tranche 2 Lenders. As of the Amendment No. 1 Effective Date, the Aggregate Tranche 2 Commitments are $764,444,444.45.
“Appropriate Lender” means, at any time, (a) with respect to any of the Tranche 1 Loans, a Tranche 1 Lender, (b) with respect to any of the Tranche 2 Loans, a Tranche 2 Lender, (c) with respect to the Letters of Credit, if any Letters of Credit have been issued or are outstanding hereunder, the Tranche 1 Lenders and (d) (i) with respect to the Swing Line Dollar Sublimit, the Swing Line Dollar Lender, (ii) with respect to the Swing Line Euro Sublimit, the Swing Line Euro Lender and (iii) if any Swing Line Loans are outstanding pursuant hereto, the Tranche 1 Lenders.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Company” has the meaning specified in the introductory paragraph hereto and any successor in interest thereto.
“Consolidated EBITDA” means, for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense (other than Film Rights Amortization, but including amortization expense from launch and representation rights), (iv) expenses related to long term incentive plans of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period, (v) amounts attributable to a minority interest in any Subsidiary of the Company held by a Person (other than the Company or another Subsidiary of the Company) which do not represent a cash item in such period, (vi) amounts attributable to losses in respect of equity interests in unconsolidated Persons which do not represent a cash item in such period, and (vii) other non-recurring expenses or losses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (ii) non-recurring gains of the Company and its Subsidiaries increasing such Consolidated Net Income which do not represent a cash item in such period or any future period.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (net of cash or cash equivalents held on the balance sheet of the Facility Guarantor and its Subsidiaries in respect of Pre-Funded Acquisition Debt), (b) all purchase money Indebtedness (except as also excluded from clause (d) below), (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than (i) commercial letters of credit in an aggregate face amount of not more than $10,000,000 and (ii) surety bonds in an aggregate face amount of not more than $10,000,000), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, to the extent applicable, net of cash or cash equivalents held on the balance sheet of the Facility Guarantor and its Subsidiaries in respect of Pre-Funded Acquisition Debt), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which the Company or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.
“Consolidated Interest Charges” means, for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis, the sum of, without duplication (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, but excluding any interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with Pre-Funded Acquisition Debt, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States that is not a Foreign Subsidiary.
“Facility Guarantor” has the meaning specified in the introductory paragraph hereto and any successor in interest thereto.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia or that is a Foreign Subsidiary Holdco. For the avoidance of doubt, any Subsidiary of the Company that is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes a Lender in its capacity as an L/C Issuer, as Tranche 1 Lender, as Tranche 2 Lender and (in the case of Bank of America) as Swing Line Dollar Lender and Swing Line Lender and (in the case of each of Bank of America and Citibank, N.A.) as Swing Line Euro Lender and Swing Line Lender.
“Loan Documents” means this Agreement (including the Guaranty), Amendment No. 1, each Designated Borrower Request and Assumption Agreement, each Note, any joinder agreement executed by Scripps or any of its subsidiaries pursuant to Section 6.15, any joinder agreement executed by a Material Subsidiary to become a Guarantor pursuant to Section 6.16, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 and the Fee Letters.
“Maturity Date” means the later of (a) August 11, 2022 and (b) if maturity is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Measurement Period” means a period of four consecutive fiscal quarters of the Company. Unless otherwise specified, on any date of determination, a reference herein to a Measurement Period shall be to such period then ended or then most recently ended, as the case may be, for which financial statements of the Facility Guarantor have been (or have been required to be) delivered under Section 6.01.
“Permitted Priority Amount” on any date of determination means an amount equal to the sum of (a) 10% of the total consolidated assets of the Company and its Subsidiaries on such date; provided that, during the first 30 calendar days following the Scripps Acquisition Closing Date, and for so long as Scripps is not a Subsidiary Guarantor hereunder and the Existing Scripps Notes (and any refinancings, refundings, renewals or extensions thereof) are not obligations solely of the Company (and, at the option of the Company, the Facility Guarantor) during such 30 calendar day period, such amount shall be increased to the aggregate outstanding principal amount of the Existing Scripps Notes (or refinancings, refundings, renewals or extensions thereof) on such date if greater than 10% of the total consolidated assets of the Company and its Subsidiaries on such date, plus (b) for the Company and its Subsidiaries on a consolidated basis, outstanding Attributable Indebtedness on such date in respect of the Capital Leases identified on Schedule 7.01 and any renewals or extensions thereof permitted by Section 7.01(b).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc. and any successor thereto.
“Swing Line Borrowing” means a borrowing consisting of simultaneous Swing Line Loans in the same currency made by a Swing Line Lender pursuant to Section 2.04.
“Swing Line Dollar Lender” means Bank of America in its capacity as provider of Swing Line Loans in respect of the Swing Line Dollar Sublimit, and any successor swing line lender hereunder.
“Swing Line Dollar Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Tranche 1 Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Tranche 1 Commitments.
“Swing Line Euro Lender” means each of Bank of America and Citibank, N.A. in their respective capacities as a provider of Swing Line Loans in respect of the Swing Line Euro Sublimit, and any successor swing line lender hereunder.

“Swing Line Euro Sublimit” means an amount denominated in Euros in a Dollar Equivalent amount not to exceed the lesser of (a) $150,000,000 and (b) the Aggregate Tranche 1 Commitments. The Swing Line Euro Sublimit is part of, and not in addition to, the Aggregate Tranche 1 Commitments.
“Swing Line Lender” means, collectively, (a) the Swing Line Dollar Lender and (b) the Swing Line Euro Lender.
“Swing Line Sublimit” means an amount equal to the lesser of (a) the sum of (i) the Swing Line Dollar Sublimit and (ii) the Swing Line Euro Sublimit and (b) the Aggregate Tranche 1 Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Tranche 1 Commitments.
“Tranche 1 Lender” means a Lender with a Tranche 1 Commitment, holding Tranche 1 Loans or holding participations in any L/C Obligations or Swing Line Loans and, as the context requires, includes a Tranche 1 Lender in its capacity as an L/C Issuer and (in the case of Bank of America) as Swing Line Dollar Lender and Swing Line Lender and (in the case of each of Bank of America and Citibank, N.A.) as Swing Line Euro Lender and Swing Line Lender.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
(c)    The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to replace the reference to “Applicable Margin for Base Rate Loans and Swing Line Loans” therein with “Applicable Margin for Base Rate Loans and Swing Line Loans denominated in Dollars”, to replace the reference to “Applicable Margin for LIBOR Loans; Letter of Credit Fee” with “Applicable Margin for Eurocurrency Rate Loans; Letter of Credit Fee and Swing Line Loans denominated in Euros” and to restate the last paragraph of such definition as follows:
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
(d)    The definition of “Arranger” in Section 1.01 of the Credit Agreement is hereby amended to add a footnote next to the words “RBC Capital Markets”, which footnote shall read as, “RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its Affiliates.
(e)    The definition of “Business Day” in Section 1.01 of the Credit Agreement is hereby amended to amend and restate clause (b) thereof in its entirety to read as follows:
(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro or a Swing Line Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan or Swing Line Loan denominated in Euro, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or Swing Line Loan denominated in Euro, means a TARGET Day;
(f)    The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended to delete the reference to “or series of events” in the first line of such definition and to amend and restate clause (a)(iv) thereof as follows:
(iv)     the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Securities Exchange Act of 1934 (or any successor provision) with respect to each class of the Facility Guarantor’s common stock, following which any Significant Shareholder or any combination of Significant Shareholders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, more than 50% of the outstanding equity securities of the Facility Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Facility Guarantor measured by voting power rather than number of shares; or
and to add the following sentence at the end of such definition:
Notwithstanding anything to the contrary in the foregoing, the Scripps Transactions shall not constitute or give rise to a Change of Control.
(g)    The definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is hereby amended by replacing each reference to “the Swing Line Lender” therein with “the applicable Swing Line Lender” and by deleting the text “unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied” in clause (a) of such definition.
(h)    The definition of “Eurocurrency Rate” in Section 1.01 of the Credit Agreement is hereby amended by adding the words “(in consultation with the Required Tranche 1 Lenders and the Required Tranche 2 Lenders)” following the words “approved by the Administrative Agent” in the proviso to such definition.
(i)    The definition of “Fronting Exposure” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “the Swing Line Lender” therein with “the Swing Line Lenders”.
(j)    The definition of “Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended by replacing each reference to “capital lease” or “capital leases” therein with “Capital Lease” or “Capital Leases”, as applicable.

(k)    The definition of “Lender Parties” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “the Swing Line Lender” therein with “the Swing Line Lenders”.
(l)    The definition of “RBC Capital Markets” in Section 1.01 of the Credit Agreement is hereby deleted.
(m)    The definition of “Other Taxes” in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “intangible,” therein.
(n)    The definition of “Required Lenders” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “the Swing Line Lender” therein with “the applicable Swing Line Lender”.
(o)    The definition of “Required Tranche 1 Lenders” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “the Swing Line Lender” therein with “the applicable Swing Line Lender”.
(p)    The definition of “Subsidiary” in Section 1.01 of the Credit Agreement is hereby amended to add the words “(x)” before the words “Animal Planet, LP,” in the last sentence of such definition, remove the words “.” at the end of the last sentence of such definition, and to add the text below to the end of such last sentence:
and (y) if, following the Scripps Acquisition, Scripps and the Scripps Acquired Business (or any portion thereof) are Subsidiaries of the Facility Guarantor but not Subsidiaries of the Company, Scripps and the Scripps Acquired Business (or such portion thereof) shall be treated as if they were Subsidiaries (and, subject to the immediately preceding sentence, wholly-owned Subsidiaries) of the Company for all purposes (including for purposes of Section 7.11) under this Agreement.
(q)    Section 1.02(a) of the Credit Agreement is hereby amended to delete the word “and” at the end of clause (v) thereof, delete the “.” at the end of clause (vi) thereof and replace it with the word “and”, and to add a new clause (vii) thereafter, which shall read as follows:
(vii) any reference to any IRS form shall be construed to include any successor form.
(r)    Section 1.02 of the Credit Agreement is hereby amended to add the following as a new clause (f) at the end of such section:
(f)    If, following the Acquisition, Scripps and the Scripps Acquired Business (or any portion thereof) are Subsidiaries of the Facility Guarantor but not Subsidiaries of the Company, Scripps and the Scripps Acquired Business (or such portion thereof) shall be treated as if they were Subsidiaries of the Company and, so long as Scripps or such Subsidiary is a wholly-owned Subsidiary of the Facility Guarantor, wholly-owned Subsidiaries of the

Company, in each case for all purposes (including for purposes of Section 7.11) under this Agreement.
(s)    Section 1.03(d) of the Credit Agreement is hereby amended to delete the word “and” at the end of clause (i) thereof, add the proviso “provided that, for the avoidance of doubt, where compliance with the terms of this Agreement on a Pro Forma Basis is required with respect to Section 7.11, the financial covenants contained therein shall be tested on a Pro Forma Basis on the applicable date of determination;”, delete the “.” at the end of clause (ii) thereof and replace it with the words “; and”, and to add a new clause (iii) thereafter, which shall read as follows:
(iii)    for the purpose of calculating Consolidated EBITDA, Consolidated Interest Charges and Consolidated Net Income for any Measurement Period, if during such period the Company or any Subsidiary shall have made a significant acquisition or significant disposition (including for the avoidance of doubt the Scripps Acquisition, and with significance otherwise calculated in accordance with Article 11 of Regulation S-X under the Securities Act), each of Consolidated EBITDA, Consolidated Interest Charges and Consolidated Net Income shall be calculated giving Pro Forma Effect thereto as if such significant acquisition or disposition occurred on the first day of such period.
(t)    Section 2.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender, in reliance upon the agreements of the other Tranche 1 Lenders set forth in this Section 2.04, may in its sole discretion, make loans (each such loan, a “Swing Line Loan”) to (i) in the case of Bank of America, the Company, which shall consist of Swing Line Loans denominated in Dollars, in an aggregate principal amount not to exceed the Swing Line Dollar Sublimit, and (ii) in the case of each of Bank of America and Citibank, N.A., any Designated Borrower approved by both of the Swing Line Euro Lenders, which shall consist of Swing Line Loans denominated in Euro, in an aggregate principal amount not to exceed (1) the Swing Line Euro Sublimit, (2) in the case of Bank of America, a Dollar Equivalent of $75,000,000 and (3) in the case of Citibank, N.A., a Dollar Equivalent of $75,000,000, in each case from time to time on any Business Day during the Availability Period, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Tranche 1 Percentage of the Outstanding Amount of Tranche 1 Loans and L/C Obligations of the Tranche 1 Lender acting as Swing Line Lender, may exceed the amount of such Tranche 1 Lender’s Tranche 1 Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Tranche 1 Outstandings shall not exceed the Aggregate Tranche 1 Commitments, and (ii) the Revolving Credit Exposure of any Tranche 1 Lender shall not exceed such Tranche 1 Lender’s Tranche 1 Commitment, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the applicable Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan denominated in (i) Dollars shall be a Base Rate Loan and (ii) Euros shall be an Euro Overnight Rate Loan. Immediately upon the making of a Swing Line Loan, each Tranche 1 Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Tranche 1 Lender’s Applicable Tranche 1 Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by: (A) telephone (in the case of Swing Line Loans issued by Bank of America only) or (B) a Swing Line Loan Notice. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. Eastern time (in the case of Dollar-denominated Swing Line Loans) or 11:00 a.m. London time (in the case of Euro-denominated Swing Line Loans) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000/€1,000,000 or a whole multiple of $500,000/€500,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice to Bank of America in its capacity as Swing Line Lender must be confirmed promptly by delivery to it and the Administrative Agent of a written Swing Line Loan Notice in such form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the applicable Swing Line Lender of any Swing Line Loan Notice, the applicable Swing Line Lender will confirm with the Administrative Agent in writing that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the applicable Swing Line Lender will notify the Administrative Agent in writing of the contents thereof. Unless the applicable Swing Line Lender has received notice in writing from the Administrative Agent (including at the request of any Tranche 1 Lender) prior to 2:00 p.m. Eastern time (in the case of Dollar-denominated Swing Line Loans) or 12:00 noon London time (in the case of Euro-denominated Swing Line Loans) on the date of the proposed Swing Line Borrowing (A) directing the applicable Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the applicable Swing Line

Lender will, not later than 3:00 p.m. Eastern time (in the case of Dollar-denominated Swing Line Loans) or 3:00 p.m. London time (in the case of Euro-denominated Swing Line Loans) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower by wire transfer to the account specified by the applicable Borrower in its Swing Line Loan Notice.
(c)    Refinancing of Swing Line Loans.
(i)    The applicable Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the applicable Swing Line Lender to so request on its behalf), that each Tranche 1 Lender make a Eurocurrency Rate Loan (with a one-month Interest Period) in the applicable currency in an amount equal to such Tranche 1 Lender’s Applicable Tranche 1 Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Eurocurrency Rate Loans, but subject to the unutilized portion of the Aggregate Tranche 1 Commitments and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Tranche 1 Lender shall make an amount equal to its Applicable Tranche 1 Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the applicable Swing Line Lender at the Administrative Agent’s Office for payments in such currency not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Tranche 1 Lender that so makes funds available shall be deemed to have made a Eurocurrency Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Eurocurrency Rate Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by the applicable Swing Line Lender that each of the Tranche 1 Lenders fund its risk participation in the relevant Swing Line Loan and each Tranche 1 Lender’s payment to the Administrative Agent for the account of the applicable Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Tranche 1 Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Tranche 1 Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the applicable Swing Line Lender shall be entitled to recover from such Tranche 1 Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Swing Line Lender at a rate per annum equal to the applicable Overnight Rate (in the case of Dollar-denominated Swing Line Loans) or the Euro Overnight Rate (in the case of Euro-denominated Swing Line Loans) from time to time in effect, plus any administrative processing or similar fees customarily charged by the applicable Swing Line Lender in connection with the foregoing. If such Tranche 1 Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche 1 Lender’s Tranche 1 Loan included in the relevant Tranche 1 Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the applicable Swing Line Lender submitted to any Tranche 1 Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Tranche 1 Lender’s obligation to make Tranche 1 Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche 1 Lender may have against the applicable Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche 1 Lender’s obligation to make Tranche 1 Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Tranche 1 Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, the applicable Swing Line Lender (through the Administrative Agent) will distribute to such Tranche 1 Lender its Applicable Tranche 1 Percentage thereof in the same funds as those received by the applicable Swing Line Lender.
(ii)    If any payment received by the applicable Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable Swing Line Lender in its discretion), each Tranche 1 Lender shall pay to such Swing Line

Lender its Applicable Tranche 1 Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate (in the case of Dollar-denominated Swing Line Loans) or the Euro Overnight Rate (in the case of Euro-denominated Swing Line Loans). The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender. The obligations of the Tranche 1 Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans made by it. Until each Tranche 1 Lender funds its Eurocurrency Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Tranche 1 Lender’s Applicable Tranche 1 Percentage of any Swing Line Loan, interest in respect of such Applicable Tranche 1 Percentage shall be solely for the account of the applicable Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of its Swing Line Loans directly to the applicable Swing Line Lender.
(u)    Section 2.05(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    The applicable Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. Eastern time (in the case of Dollar-denominated Swing Line Loans) or 11:00 a.m. London time (in the case of Euro-denominated Swing Line Loans) on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000/€100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the applicable Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(v)    Section 2.06(a) of the Credit Agreement is hereby amended by amending and restating clause (iv) of the first proviso therein in its entirety as follows:
(iv) if, after giving effect to any reduction of the Aggregate Tranche 1 Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Tranche 1 Commitments, such Sublimit shall be automatically reduced by the amount of such excess; provided that any such reduction in the Sublimit shall be allocated between the Letter of Credit Sublimit, the Swing Line Dollar Sublimit and the Swing Line Euro Sublimit as directed by the Company and, in the absence of such direction, pro rata among the Swing Line Dollar Sublimit, the Swing Line Euro Sublimit and the Letter of Credit Sublimit.
(w)    Section 2.08(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.08    Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) (x) each Swing Line Loan denominated in Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (y) each Swing Line Loan denominated in Euros shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Euro Overnight Rate plus the Applicable Rate for Eurocurrency Rate Loans.
(x)    Section 2.08(b) of the Credit Agreement is hereby amended by deleting clause (iii) thereof and replacing it with “[Reserved]”.
(y)    Section 2.15(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.15    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Tranche 1 Commitments by an amount (for all such requests) not exceeding $500,000,000; provided that any such request for an increase shall be in a minimum amount of $100,000,000 for such Tranche 1 Commitments. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Appropriate Lender under Tranche 1 is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(z)    Section 2.17(a)(ii) of the Credit Agreement is hereby amended by replacing the reference to “Swing Line Lender” in clause second therein with “the Swing Line Lenders” and by amending and restating clause sixth therein in its entirety as follows:
“sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or any Swing Line Lender against such Defaulting

Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;”
(aa)    Section 2.17(a)(iii)(C)(y) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(y) pay to each applicable L/C Issuer and each applicable Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and
(bb)    Section 3.01(a) of the Credit Agreement is hereby amended by replacing each instance of the text “from any payment” therein with “from any payment under any Loan Document”.
(cc)    Section 3.01(e)(ii)(C) of the Credit Agreement is hereby amended by deleting each instance of the word “Foreign” therein.
(dd)    Section 3.01(e)(iv) of the Credit Agreement is hereby amended by replacing the text “Each Lender agrees” therein with the text “The Administrative Agent and each Lender agree”.
(ee)    Section 3.01(e) of the Credit Agreement is hereby amended to add a new clause (v) thereto, which shall read as follows:
(v)    The Administrative Agent shall deliver to the Company from time to time upon the reasonable request of the Company executed originals of IRS Form W-9 (and/or other applicable tax forms) certifying that the Administrative Agent is exempt from U.S. federal withholding tax.
(ff)    Section 3.04(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or L/C Issuer;
(gg)    Section 3.04(a)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
(hh)    Section 5.14(a) of the Credit Agreement is hereby amended by deleting the words “or as one of its important activities” and “or any of the other Regulations of the FRB”.

(ii)    Section 5.15 of the Credit Agreement is hereby amended by adding the words “taken as a whole” before the text “contains any material misstatement” and the text “, taken as a whole,” after the text “statements therein”.
(jj)    Section 6.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.01    Financial Statements. Deliver to the Administrative Agent (for delivery to each Lender):
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Facility Guarantor (commencing with the fiscal year ended December 31, 2017), a consolidated balance sheet of the Facility Guarantor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, together with condensed consolidating financial information, if any, provided to holders of the Bonds, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being understood and agreed that PricewaterhouseCoopers LLP is acceptable to the Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (it being agreed that the furnishing of the Facility Guarantor’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Facility Guarantor’s obligation under this Section 6.01(a) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception); and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Facility Guarantor (commencing with the fiscal quarter ending September 30, 2017), a consolidated balance sheet of the Facility Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Facility Guarantor’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Facility Guarantor’s fiscal year then ended, together with condensed consolidating financial information, if any, provided to holders of the Bonds, and setting forth in each case in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, (A) such consolidated statements to be certified by a Responsible Officer of the Facility Guarantor as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Facility Guarantor and its

Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (B) any such consolidating statements to be certified by a Responsible Officer of the Facility Guarantor to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Facility Guarantor and its Subsidiaries (it being agreed that the furnishing of the Facility Guarantor’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Facility Guarantor’s obligations under this Section 6.01(b)) with respect to such quarter).
As to any information contained in materials furnished pursuant to Section 6.02(c), the Loan Parties shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
(kk)    Section 6.02 of the Credit Agreement is hereby amended to delete the text “, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders” in the beginning of such section and to add a new a paragraph after clause (f) thereof, which shall read as follows:
Notwithstanding anything to the contrary in this Section 6.02, none of the Facility Guarantor, the Company or any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement; provided that the Facility Guarantor and the Company agree to use commercially reasonable efforts to overcome any such Requirement of Law or any binding agreement, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, in each case, that none of the foregoing exceptions shall excuse the Company from providing a duly completed Compliance Certificate in accordance with Section 6.02(a).
(ll)    Section 6.03 of the Credit Agreement is hereby amended by replacing the reference to “any officer” in the beginning of such section with “any Responsible Officer”.
(mm)    Section 6.06 of the Credit Agreement is hereby amended by adding the text “, in the case of each of clauses (a) and (b)” before the word “except” therein.
(nn)    Section 6.09 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.09    Books and Records. Maintain proper books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the assets and business of the Facility Guarantor and its Subsidiaries, taken as a whole.

(oo)    Section 6.10 of the Credit Agreement is hereby amended by adding the following text at the end thereof:
Notwithstanding anything to the contrary in this Section 6.10, none of the Facility Guarantor, the Company or any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement; provided that the Facility Guarantor and the Company agree to use commercially reasonable efforts to overcome any such Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product (provided, that the Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that any such document, information or other matter is being withheld).
(pp)    The Credit Agreement is hereby amended to add a new Section 6.15, which shall read as follows:
6.15    Joinder of Scripps to the Credit Agreement. If, following the Acquisition, (a) Scripps and the Scripps Acquired Business (or any portion thereof) are Subsidiaries of the Facility Guarantor but not Subsidiaries of the Company or (b) the Existing Scripps Notes remain obligations of Scripps, the Facility Guarantor shall (x) cause Scripps and the Acquired Business (or such portion thereof) to comply with this Agreement as if they were Subsidiaries of the Company and (y) cause Scripps to sign a customary joinder agreement to this Agreement within 30 calendar days of the Scripps Acquisition Closing Date (as such time period may be extended by the Administrative Agent, in its sole discretion) to Guarantee the Obligations hereunder as provided for in Article X and, in the case of any such joinder executed by Scripps, causing counsel to the Company to deliver a customary legal opinion relating thereto addressed to the Administrative Agent and the Lenders.
(qq)    The Credit Agreement is hereby amended to add a new Section 6.16, which shall read as follows:
Section 6.16    Additional Guarantors.     If any Material Subsidiary of the Facility Guarantor guarantees Indebtedness for borrowed money of the Facility Guarantor or the Company in an outstanding principal amount or committed amount in excess of the Threshold Amount, the Facility Guarantor shall within 10 Business Days (as such time period may be extended by the Administrative Agent, in its sole discretion) cause such Material Subsidiary to execute a customary joinder to this Agreement to Guarantee the Obligations hereunder as provided for in Article X.
(rr)    Section 7.01 of the Credit Agreement is hereby amended by (i) replacing each reference to “capital leases” therein with “Capital Leases”, (ii) in clause (l) thereof, adding the text “that are not Subsidiary Guarantors” after the words “Subsidiaries of the Company” therein, (iii) in clause (m) thereof, adding the text “, the Scripps Acquisition Bonds or the Existing Scripps Notes” after the word “Bonds” therein and replacing the reference to “the Required Lenders” therein with “the Administrative Agent”, (iv) deleting the word “and” at the end of clause (s) thereof, (v) deleting the “.” at the end of clause (t) thereof and replacing it with the words “; and”, and (vi) adding a new clause (u) thereafter, which shall read as follows:
(u)     Liens existing on property or assets of the Scripps Acquired Business as of, or provided for under written arrangements existing as of, the Scripps Acquisition Closing Date; provided, however, that such Liens are not created in contemplation of the Scripps Acquisition, and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate.
(ss)    Section 7.02 of the Credit Agreement is hereby amended to delete the “.” at the end of clause (f) thereof and replace it with “;”, and to add new clauses (g) and (h), which shall read as follows:
(g)    any Investment held by the Scripps Acquired Business as of, or entered into pursuant to written arrangements existing as of, the Scripps Acquisition Closing Date so long as such Investment was not acquired by such Person in contemplation of the Scripps Acquisition; and
(h)    Investments made by the Company or any of its Subsidiaries pursuant to or in connection with the Scripps Transactions.
(tt)    Section 7.03(b) of the Credit Agreement is hereby amended by adding the text “that is not a Subsidiary Guarantor” after the words “Subsidiary of the Company” therein.
(uu)    Section 7.03(d) of the Credit Agreement is hereby amended by replacing the text “obligations (contingent or otherwise) of the Company existing or arising under any Swap Contract” therein with “obligations (contingent or otherwise) of the Company or any of its Subsidiaries existing or arising under any Swap Contract”.
(vv)    Section 7.03(e) of the Credit Agreement is hereby amended (i) to replace the reference to “capital leases” therein with “Capital Leases” and (ii) to add the text “that are not Subsidiary Guarantors” after the words “Subsidiaries of the Company” therein.
(ww)    Section 7.03(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(f)    other secured Indebtedness of the Company and its Subsidiaries; provided that (i) at the time of the incurrence of such Indebtedness no Designated Default or other Event of Default shall then exist and no Event of Default would result from such incurrence giving Pro Forma Effect to such Indebtedness, and (ii) the Indebtedness incurred pursuant to this

Section 7.03(f) on any date, together with, without duplication, all then outstanding (A) other secured Indebtedness of the Company and its Subsidiaries incurred pursuant to this Section 7.03(f), (B) secured Indebtedness of the Company and its Subsidiaries and unsecured Indebtedness of Subsidiaries of the Company that are not Subsidiary Guarantors permitted pursuant to Section 7.03(b), (C) unsecured Indebtedness of Subsidiaries of the Company that are not Subsidiary Guarantors permitted pursuant to Section 7.03(g), (D) Indebtedness of the Company and its Subsidiaries permitted pursuant to Section 7.03(e), (E) Indebtedness of Subsidiaries of Scripps that are not Subsidiary Guarantors permitted pursuant to Section 7.03(i) and, if Scripps is not a Subsidiary Guarantor hereunder, Indebtedness of Scripps permitted pursuant to Section 7.03(i) and (F) Indebtedness secured by Liens permitted pursuant to Section 7.01(l), in aggregate, does not exceed the Permitted Priority Amount on such date;
(xx)    Section 7.03(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(g)    unsecured Indebtedness of the Company and its Subsidiaries; provided that (i) at the time of the incurrence of such Indebtedness no Designated Default or other Event of Default shall then exist and no Event of Default would result from such incurrence after giving Pro Forma Effect to such Indebtedness and (ii) in the case of the incurrence of any such Indebtedness by a Subsidiary of the Company that is not a Subsidiary Guarantor on any date, such Indebtedness, together with, without duplication, all then outstanding (A) other Indebtedness of Subsidiaries of the Company that are not Subsidiary Guarantors incurred pursuant to this Section 7.03(g), (B) secured Indebtedness of the Company and its Subsidiaries and unsecured Indebtedness of Subsidiaries of the Company that are not Subsidiary Guarantors permitted pursuant to Section 7.03(b), (C) secured Indebtedness of the Company and its Subsidiaries permitted pursuant to Section 7.03(f), (D) Indebtedness of the Company and its Subsidiaries permitted pursuant to Section 7.03(e), (E) Indebtedness of the Subsidiaries of Scripps that are not Subsidiary Guarantors permitted pursuant to Section 7.03(i) and, if Scripps is not a Subsidiary Guarantor hereunder, Indebtedness of Scripps permitted pursuant to Section 7.03(i) and (F) Indebtedness secured by Liens permitted pursuant to Section 7.01(l), in aggregate, does not exceed the Permitted Priority Amount on such date;
(yy)    Section 7.03(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(h)    Indebtedness of the Company or any of its Subsidiaries incurred in the ordinary course of business as an account party in respect of (i) letters of credit in an aggregate face amount not to exceed $10,000,000 or (ii) with respect to any surety bonds, performance bonds, customs bonds, statutory, appeal or similar bonds, completion guarantees or other obligations of a like nature in an aggregate amount not to exceed $10,000,000;

(zz)    Section 7.03 of the Credit Agreement is hereby further amended to add new clauses (i), (j) and (k), which shall read as follows:
(i)    Indebtedness of the Scripps Acquired Business (including the Existing Scripps Notes) outstanding as of the Scripps Acquisition Closing Date so long as such Indebtedness was not incurred in contemplation of the Scripps Acquisition and any refinancings, refundings, renewals or extensions thereof (which refinancing, refunding, renewal or extension may be incurred by the Company or any of its Subsidiaries); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and (ii) so long as the Existing Scripps Notes (and any refinancings, refundings, renewals or extensions thereof) remain outstanding obligations of a Subsidiary of the Company that is not a Subsidiary Guarantor, such Indebtedness, together with, without duplication, all then outstanding (A) Indebtedness of Subsidiaries of the Company that are not Subsidiary Guarantors incurred pursuant to Section 7.03(g), (B) secured Indebtedness of the Company and its Subsidiaries and unsecured Indebtedness of Subsidiaries of the Company that are not Subsidiary Guarantors permitted pursuant to Section 7.03(b), (C) secured Indebtedness of the Company and its Subsidiaries permitted pursuant to Section 7.03(f), (D) Indebtedness of the Company and its Subsidiaries permitted pursuant to Section 7.03(e) and (E) Indebtedness secured by Liens permitted pursuant to Section 7.01(l), in aggregate, does not exceed the Permitted Priority Amount on such date;
(j)    Indebtedness of the Company incurred pursuant to the Scripps Acquisition Bonds and/or the Bridge Facility and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and (ii) no Subsidiary of the Company that is not a Subsidiary Guarantor shall become liable in respect of such Indebtedness; and
(k)    Indebtedness under the Scripps Acquisition Credit Agreement and any refinancings, refundings, renewals or extensions thereof, in each case in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (i) $2,000,000,000, plus (ii) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
([[)    Section 7.04 of the Credit Agreement is hereby amended by replacing the text “except that,” therein with “except that, (x) any Subsidiary may merge with or into Scripps pursuant to or in connection with the Scripps Acquisition and (y)”.

(aaa)    Section 7.05(f) of the Credit Agreement is hereby amended by to add the words “and Restricted Payments permitted by Section 7.06” after the words “Section 7.04”.
(bbb)    Section 7.06(a) of the Credit Agreement is hereby amended to add the words “(other than Scripps, for so long as it is not a Subsidiary of the Company (without giving effect to clause (y) of the final sentence of the definition thereof))” after the words “each Subsidiary of the Company”.
(ccc)    Section 7.06(c) of the Credit Agreement is hereby amended to add the words “and Scripps” after the first mention of the words “the Company”.
(ddd)    Section 7.06 of the Credit Agreement is hereby amended to delete the word “and” at the end of clause (d) thereof, delete the “.” at the end of clause (e) thereof and replace it with the words “; and”, and to add a new clause (f) thereafter, which shall read as follows:
(f)    the Company or any of its Subsidiaries may make Restricted Payments pursuant to or in connection with the Scripps Transactions.
(eee)    Section 7.08 of the Credit Agreement is hereby amended to delete the word “and” at the end of clause (d) thereof, delete the “.” at the end of clause (e) thereof and replace it with the words “; and”, and to add a new clause (f) thereafter, which shall read as follows:
(f)    transactions pursuant to or in connection with the Scripps Transactions.
(fff)    Section 7.09 of the Credit Agreement is hereby amended by inserting a new clause (iv) thereof (and renumbering the subsequent clauses accordingly) and by restating existing clause (iv) thereof, which shall each read as follows:
(iv) any such restrictions or conditions in favor of any Indebtedness of the Company or any of its Subsidiaries permitted under Section 7.03(i), 7.03(j) or 7.03(k);
(v)    any negative pledge in favor of any holder of any Bonds or any other Indebtedness listed on Schedule 7.03(b) (and, in each case, any refinancing, refundings, renewals or extensions thereof to the extent permitted by Section 7.03(b)), so long as any such negative pledge is no more restrictive on the ability of the Company or any such Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations of the Company under this Agreement than is the negative pledge in the Bonds or such other Indebtedness as of the date hereof
(ggg)    Section 7.10 of the Credit Agreement is hereby amended by deleting the words “or any other Regulation of the FRB”.
(hhh)    Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety with the following:

7.11    Financial Covenants.
(a)    Consolidated Interest Coverage Ratio. As of the last day of each Measurement Period, permit the Consolidated Interest Coverage Ratio to be less than 3.00:1.00.
(b)    Consolidated Leverage Ratio. As of the last day of each Measurement Period, permit the Consolidated Leverage Ratio to be greater than 4.50:1.00; provided that (i) commencing with the first full fiscal quarter following the Scripps Acquisition Closing Date to the Measurement Period ending on the last day of the first full fiscal quarter after the first anniversary of the Scripps Acquisition Closing Date, such maximum Consolidated Leverage Ratio level shall be no greater than 5.50:1.00, (ii) after the Measurement Period ending on the last day of the first full fiscal quarter after the first anniversary of the Scripps Acquisition Closing Date to the Measurement Period ending on the last day of the first full quarter after the second anniversary of the Scripps Acquisition Closing Date, such maximum Consolidated Leverage Ratio level shall be no greater than 5.00:1.00, and (iii) thereafter, such maximum Consolidated Leverage Ratio level shall be no greater than 4.50:1.00.
(iii)    Section 8.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b)    Specific Covenants. (i) The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a), (b) or (d), 6.03, 6.05, 6.10, 6.11, 6.15 or Article VII; or (ii) the Facility Guarantor fails to observe any term covenant or agreement contained in Section 7.04;
(jjj)    Section 8.01(c) of the Credit Agreement is hereby amended by replacing the reference to “officer” therein with “Responsible Officer”.
(kkk)    Section 8.01(d) of the Credit Agreement is hereby amended by deleting the words “or misleading” therein.
(lll)    Section 8.02(b) of the Credit Agreement is hereby amended by adding the words “to the maximum extent permitted by applicable law” to the end of such section.
(mmm)    The last paragraph of Section 9.06 of the Credit Agreement is hereby amended by replacing the references to “make Base Rate Loans” therein with “make Base Rate Loans (with respect to Swing Line Loans denominated in Dollars), Eurocurrency Rate Loans (with respect to Swing Line Loans denominated in Euros)”.
(nnn)    Section 9.10 of the Credit Agreement is hereby amended to delete the word “and” at the end of clause (a) thereof, delete the “.” at the end of clause (b) thereof and replace it with the words “; and”, and to add a new clause (c) thereafter, which shall read as follows:

(c)    to release any Subsidiary Guarantor (but not the Facility Guarantor) from its obligations under the Guaranty if:
(i)    the circumstances causing the Company to cause such Subsidiary to become a Subsidiary Guarantor pursuant to Section 6.16 no longer exist (or, substantially concurrently with the release of such Subsidiary Guarantor or if as a result of the release of such Subsidiary Guarantor, will no longer exist) (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to Section 6.16);
(ii)    if such Subsidiary Guarantor ceases (or, substantially concurrently with the release of such Subsidiary Guarantor, will cease) to be a Subsidiary of the Company in accordance with the terms hereof;
(iii)    upon the merger or consolidation of such Subsidiary Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Guarantor;
(iv)    other than with respect to Scripps, upon the merger or consolidation of such Subsidiary Guarantor with and into another Subsidiary of the Facility Guarantor that is not the Company or a Guarantor with such other Subsidiary being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a Subsidiary that is not a Subsidiary Guarantor;
(v)    upon payment in full of the aggregate principal amount of all Loans and guaranteed Obligations then due and owing; or
(vi)    without limiting the provisions above, in the case of Scripps, if both (x) Scripps and the Scripps Acquired Business are Subsidiaries of the Company (without giving effect to clause (y) of the final sentence of the definition thereof) and (y) the Existing Scripps Notes (and any refinancings, refundings, renewals or extensions thereof) are obligations solely of the Company (and, at the option of the Company, the Facility Guarantor), substantially concurrently with the release of such Subsidiary Guarantor or if as a result of the release of such Subsidiary Guarantor, both such conditions will be satisfied.
Upon any such occurrence specified in this Section 9.10(c), the Administrative Agent shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of the applicable Guarantee.

(ooo)    Section 10.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
10.01    Guaranty.     The Facility Guarantor and each other Subsidiary of the Facility Guarantor or the Company (without giving effect to clause (y) of the final sentence of the definition thereof) that becomes a guarantor hereunder as a result of Section 6.15 or Section 6.16 (such entity, a “Subsidiary Guarantor” and, together with the Facility Guarantor and the Designated Borrowers’ Guarantor, the “Guarantors”) hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Lender Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof). The Company (in such role, the “Designated Borrowers’ Guarantor”) hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Designated Borrowers to the Lender Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof, the “Designated Borrowers’ Obligations”, which are part of and not in addition to the “Obligations” and each reference to “Obligations” in this Article X shall refer to all Obligations in respect of the Facility Guarantor and the Designated Borrowers’ Obligations in respect of the Designated Borrowers’ Guarantor). Without limiting the generality of the foregoing, the Obligations shall to the maximum extent permitted by applicable law include any such indebtedness, obligations and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Loan Party under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the applicable Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of either

Guarantor under this Guaranty (other than full payment and performance), and each Guarantor hereby irrevocably waives to the maximum extent permitted by applicable law any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
(ppp)    Section 10.02 of the Credit Agreement is hereby amended by adding the words “to the maximum extent permitted by applicable law” after the words “Each Guarantor consents and agrees” therein.
(qqq)    Section 10.03 of the Credit Agreement is hereby amended by adding the words “to the maximum extent permitted by applicable law” after the words “Each Guarantor waives” and after the words “Each Guarantor expressly waives” therein.
(rrr)    Section 10.04 of the Credit Agreement is hereby amended by renaming the header “Obligations Independent; Limitation on Guarantees.”, making the existing text a new clause (a), and adding a new clause (b) thereafter, which shall read as follows:
(b)    Notwithstanding any other provisions of this Agreement, the obligations of each Guarantor under its Guarantee shall be limited under the relevant laws applicable to such Guarantor and the granting of such Guarantees (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences, or transactions under value) to the maximum amount payable such that such Guarantees shall not constitute a fraudulent conveyance, fraudulent transfer, voidable preference, a transaction under value or unlawful financial assistance or otherwise, or under similar laws affecting the rights of creditors generally, cause the Guarantor to be insolvent under relevant law or such Guarantee to be void, unenforceable or ultra vires or cause the directors and officers of such Guarantor to be held in breach of applicable corporate or commercial law providing for such Guarantee. The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including but not limited to any Guarantee by it of other indebtedness), and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Agreement, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.
(sss)    The first proviso to Section 11.01 of the Credit Agreement is hereby amended by amending and restating clause (l) in its entirety as follows:
(l)    release either the Facility Guarantor or the Designated Borrowers’ Guarantor from the Guaranty without the written consent of each Lender

(ttt)    The second proviso to Section 11.01 of the Credit Agreement is hereby amended by amending and restating clause (ii) thereof in its entirety as follows:
(ii)    no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the applicable Swing Line Lender under this Agreement;
(uuu)    Clause (b) of the second paragraph of Section 11.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:
each L/C Issuer or Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents,
(vvv)    Section 11.06(b)(iii)(A) of the Credit Agreement is hereby amended by replacing the reference to “five (5) Business Days” with “ten (10) Business Days”.
(www)    Section 11.14(b) of the Credit Agreement is hereby amended to add the following at the end of such section:
NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES AGREES THAT (I) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (II) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), NOTHING HEREIN SHALL PREVENT SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 11.14(B) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(xxx)    Schedule 2.01 of the Credit Agreement is hereby amended to be replaced in its entirety with the schedule attached as Exhibit A hereto.
(yyy)    Exhibit C of the Credit Agreement is hereby amended by adding the words “to the maximum extent permitted by applicable law” after the word “waives” in the last paragraph thereof.
(zzz)    Exhibit D of the Credit Agreement is hereby amended to be replaced in its entirety with the exhibit attached as Exhibit B hereto.

([[[)    Exhibit E of the Credit Agreement is hereby amended by deleting the words “if it is a Foreign Lender,” in Section 1.2(vii) thereof.
5.    Treatment of Outstanding Loans and Commitments. (a)    For the avoidance of doubt, the Lenders party to this Amendment (which constitute all of the Lenders after giving effect to the replacement of the Amendment No. 1 Non-Consenting Lender on the Interim Effective Date), (1) agree that their respective Commitments after the Amendment Effective Date are as set forth in Exhibit A hereto and (2) consent to the increase in the Aggregate Commitments provided for under this Amendment without the need to comply with the provisions of Section 2.15 of the Credit Agreement.
(b)    Each of Deutsche Bank AG New York Branch and HSBC Bank USA, N.A., which is not a Lender under the Credit Agreement prior to the Interim Effective Date, agrees (1) to become party to the Credit Agreement as a Lender with effect on and after the Interim Effective Date, (2) to be bound by the provisions of the Credit Agreement (as amended by this Amendment) as a Lender thereunder and shall have the obligations of a Lender thereunder, and (3) that its Commitments after the Amendment Effective Date (including after giving effect to the Assignment and Assumption from the Amendment No. 1 Non-Consenting Lender on the Interim Effective Date) are as set forth in Exhibit A hereto.
(c)    In order to facilitate the amendment contemplated by this Agreement, simultaneously with the Amendment Effective Date, (i) the Outstanding Amounts of each Consenting Lender’s Committed Loans and (ii) the aggregate Outstanding Amount of participation of each Consenting Lender that is a Tranche 1 Lender in L/C Obligations and Swing Line Loans shall, in each case, be reallocated as outstanding Committed Loans hereunder in accordance with such Commitments and outstanding participations in L/C Obligations and Swing Line Loans hereunder in accordance with such Commitments, as applicable, in each case as set forth in Exhibit A hereto, and the requisite assignments shall be deemed to be made in such amounts from (A) each Consenting Lender that is a Tranche 1 Lender to each other Consenting Lender that is a Tranche 1 Lender and (B) each Consenting Lender that is a Tranche 2 Lender to each other Consenting Lender that is a Tranche 2 Lender (and, if necessary, to (x) Tranche 1 Lenders hereunder from Tranche 1 Lenders under the Credit Agreement and (y) Tranche 2 Lenders hereunder from Tranche 2 Lenders under, and as defined in, the Credit Agreement, in each case, who elect not to become Tranche 1 Lenders or Tranche 2 Lenders, as applicable, under this Amendment or who reduce their commitments in connection with this Amendment), with the same force and effect as if such assignments were evidenced by applicable Assignments and Assumptions (as defined in the Credit Agreement) under the Credit Agreement, but without the payment of any related assignment fee; provided that the Consenting Lenders under this Amendment hereby waive any notice requirements pursuant to Section 2.05 of the Credit Agreement or any payment of additional amount required pursuant to Section 3.05 of the Credit Agreement in connection with any prepayment that may occur or may be deemed to occur thereunder in connection with this Section 5(c).
(d)    Notwithstanding anything to the contrary in the Credit Agreement or in this Amendment, no other documents or instruments, including any Assignment and Assumption, shall be, or shall be required to be, executed in connection with the assignments set forth in Section 5(c) above (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Assumption. On the Amendment Effective Date, the applicable Lenders shall make full cash settlement with one another either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments, reallocations and other changes in Commitments and the portion of the Outstanding Amount of the Committed Loans allocable to each Lender, such that after giving effect to such settlements the Commitment of, and Outstanding Amount of Committed Loans and aggregate Outstanding Amount of participation in L/C Obligations and Swing Line Loans, if any, owing to, each Lender shall be as set forth on Exhibit A.
6.    Interim Effectiveness. Section 3 of this Amendment will become effective upon the date on which the following conditions precedent are first satisfied (the “Interim Effective Date”):
(a)    The Administrative Agent shall have received from each Borrower, the Facility Guarantor and from Lenders who are not Amendment No. 1 Non-Consenting Lenders and who constitute the Required Lenders, Required Tranche 1 Lenders and Required Tranche 2 Lenders an executed counterpart of this Amendment (or photocopies thereof sent by fax, .pdf or other electronic means, each of which shall be enforceable with the same effect as a signed original).
(b)    Each Amendment No. 1 Non-Consenting Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it under the Credit Agreement and under the other Loan Documents (including any amounts under Section 3.05 of the Credit Agreement) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts), and shall have been replaced by one or more Eligible Assignees pursuant to Section 11.13 of the Credit Agreement.
For purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.
7.    Effectiveness. Sections 4 and 9 of this Amendment will become effective upon the date on which the following conditions precedent are first satisfied (the “Amendment Effective Date”):
(a)    The Interim Effective Date shall have occurred, and each Amendment No. 1 Non-Consenting Lender shall have been replaced pursuant to Section 11.13 of the Credit Agreement as in effect on the Interim Effective Date.
(b)    The Administrative Agent shall have received from each Borrower, the Facility Guarantor and from each Lender an executed counterpart of this Amendment (or photocopies thereof sent by fax, .pdf or other electronic means, each of which shall be enforceable with the same effect as a signed original).

(c)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Amendment Effective Date, including (1) to the extent invoiced two (2) Business Days prior to the Amendment Effective Date, reimbursement or payment of all out-of‑pocket expenses required to be reimbursed or paid by the Borrowers under the Credit Agreement and (2) all fees owing to the Lenders and Goldman Sachs Bank USA under that certain fee letter, dated August 1, 2017, among the Facility Guarantor, the Company and Goldman Sachs Bank USA and pertaining to this Amendment.
(d)    The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    Notes executed by the Borrowers in favor of each Lender requesting Notes; provided that with respect to any Notes under any Tranche 1 Commitment, Discovery Networks Asia-Pacific Pte. Ltd. shall execute such Notes as soon as practicable after the Amendment Effective Date;
(ii)    such certificates or resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization;
(iv)    (A) a favorable opinion of Debevoise & Plimpton LLP, counsel to the Loan Parties; (B) a favorable opinion of DLA Piper, LLP, special UK counsel to the Loan Parties; (C) a favorable opinion of Linklaters Singapore Pte. Ltd., special Singapore counsel to the Administrative Agent; (D) a favorable opinion of DLA Piper, LLP, special Luxembourg counsel to the Loan Parties; (E) a favorable opinion of Linklaters Luxembourg, special Luxembourg counsel to the Administrative Agent; and (F) a favorable opinion of Allen & Overy, special Spain counsel to the Loan Parties; in each case addressed to the Administrative Agent and each Lender;
(v)    receipt prior to the Amendment Effective Date of all information required to be obtained by each Lender and the Administrative Agent, pursuant to the Act; and
(vi)    in the case of a Luxembourg Borrower:

(A)    an excerpt of the records of the Luxembourg Borrower held at the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the Amendment Effective Date (Extrait du Registre de Commerce et des Sociétés).
(B)    A copy of a certificate of non-inscription of a judicial decision, issued by the Luxembourg Register of Commerce and Companies in relation to the Luxembourg Borrower dated no earlier than one Business Day prior to the Amendment Effective Date (Certificat de non-inscription d'une décision judiciaire).
(C)    A copy of a resolution of the board of managers of the Luxembourg Borrower:
a.    approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it executes the Loan Documents to which it is a party;
b.    authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and
c.    authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party.
(D)    A certificate signed by a duly authorized signatory:
a.    confirming that its centre of main interest and its central administration are in Luxembourg;
b.    confirming that it is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), or similar proceedings; and no application, petition, order or resolution has been made by it or, to the best of its knowledge, by any other person for the appointment of a commissaire, curateur, liquidateur or similar officer for its administration, winding-up or similar proceedings;

c.    confirming that it complies with the Luxembourg law dated 31 May 1999 concerning the domiciliation of companies, as amended (and the relevant regulations) imposing certain requirements on companies having established their registered office with a third party (other than a company belonging to the same group of companies or an individual being a direct or indirect shareholders exercising a significant influence on the conduct of the domiciliated company’s business) providing certain administrative services to such companies.
For purposes of determining compliance with the conditions specified in this Section 7, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto. The Administrative Agent shall give the Company and the Lenders notice of occurrence of the Effective Date. The giving of such notice by the Administrative Agent shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 7 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.
8.    Representations and Warranties. Each Loan Party severally, and not jointly with the other Loan Parties, represents and warrants, as of the date hereof, that, after giving effect to the provisions of this Amendment, (a) each of the representations and warranties made by such Loan Party in Article V of the Credit Agreement is true in all material respects on and as of the date hereof as if made on and as of the date hereof, except (i) to the extent that such representations and warranties refer to an earlier date, in which case they were true in all material respects as of such earlier date or (ii) to the extent that such representations and warranties are qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true in all respects, and (b) no Default has occurred and is continuing.
9.    Continuing Effect of the Credit Agreement. This Amendment is limited solely to the matters expressly set forth herein. Subject to the express terms of this Amendment, the Credit Agreement remains in full force and effect, and each Loan Party and the Lenders acknowledge and agree that all of their obligations hereunder and under the Credit Agreement shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment except to the extent specified herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement and in any exhibits attached thereto to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement after giving effect hereto.
10.    Interpretative Provisions for “Swing Line Lender”. References to “the Swing Line Lender” in Sections 2.15, 2.17, 4.02, 11.01, 11.02, 11.03, 11.04, 11.06 and 11.12 in the Credit Agreement

shall, after the Amendment Effective Date, be deemed a reference to each Swing Line Lender or Swing Line Lenders or the applicable Swing Line Lender or Swing Line Lenders, as the context may require.
11.    Titles and Roles. With respect to this Amendment, each of the institutions listed below shall have the titles and roles set forth opposite its name.

Institution	Title(s) and Role(s)
Goldman Sachs Bank USA	Joint Lead Arranger, Joint Bookrunner and Syndication Agent
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Joint Lead Arranger, Joint Bookrunner and Administrative Agent
Barclays Bank PLC	Joint Lead Arranger, Joint Bookrunner and Documentation Agent
BNP Paribas Securities Corp.	Joint Lead Arranger, Joint Bookrunner and Documentation Agent
Citigroup Global Markets Inc.	Joint Lead Arranger and Joint Bookrunner
Citibank, N.A.	Documentation Agent
Credit Suisse Securities (USA) LLC	Joint Lead Arranger, Joint Bookrunner and Documentation Agent
JPMorgan Chase Bank, N.A.	Joint Lead Arranger, Joint Bookrunner and Documentation Agent
Mizuho Bank, Ltd.	Joint Lead Arranger, Joint Bookrunner and Documentation Agent
RBC Capital Markets	Joint Lead Arranger and Joint Bookrunner
Royal Bank of Canada	Documentation Agent

12.    Miscellaneous. The provisions of Sections 11.04 (Expenses; Indemnity; Damage Waiver) (except clause (c) thereof); 11.07 (Treatment of Certain Information; Confidentiality); 11.10 (Counterparts; Integration; Effectiveness); 11.11 (Survival of Representations and Warranties); 11.14 (Governing Law; Jurisdiction; Etc); 11.15 (Waiver of Jury Trial); 11.16 (No Advisory or Fiduciary Responsibility) and 11.17 (Electronic Execution of Assignments and Certain Other Documents) of the Credit Agreement as amended by this Amendment shall apply with like effect to this Amendment. This Amendment shall constitute a “Loan Document” for all purposes under the Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DISCOVERY COMMUNICATIONS, LLC

By: /s/ Fraser Woodford Name: Fraser Woodford Title: Senior Vice President, Treasury and Investment

DISCOVERY COMMUNICATIONS, INC.

By: /s/ Fraser Woodford Name: Fraser Woodford Title: Senior Vice President, Treasury and Investment

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

DISCOVERY NETWORKS ASIA-PACIFIC PTE. LTD.

By: /s/ Arthur Bastings
Name: Arthur Bastings
Title: President & Managing Director

By: /s/ Nilesh Vijay Zaveri
Name: Nilesh Vijay Zaveri
Title: Senior Vice President and Chief Financial Officer, Finance

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

DNI GLOBAL LLP

By: /s/ Hester Wheeler Name: Hester Wheeler Title: Senior Vice President Legal

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

DISCOVERY CORPORATE SERVICES LIMITED

By: /s/ Yitzchok Shmulewitz Name: Yitzchok Shmulewitz Title:

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

DISCOVERY COMMUNICATIONS EUROPE LTD.

By: /s/ Yitzchok Shmulewitz Name: Yitzchok Shmulewitz Title:

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

DISCOVERY NETWORKS, S.L.

By: /s/ Roanne Weekes Name: Roanne Weekes Title: DNI Controller

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

DISCOVERY LUXEMBOURG HOLDINGS 1 S.A.R.L.

By: /s/ Barbara Ruckert Name: Barbara Ruckert Title: Attorney

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Angela Larkin Name: Angela Larkin Title: Assistant Vice President

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A. as a Lender, Swing Line Lender and L/C Issuer,

By: /s/ Marie F. Harrison Name: Marie F. Harrison Title: Director

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA as a Lender

By: /s/ Robert Ehudin Name: Robert Ehudin Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

BARCLAYS BANK PLC as a Lender,

By: /s/ Chris Walton Name: Chris Walton Title: Director

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

BNP PARIBAS as a Lender and L/C Issuer,

By: /s/ Nicole Rodriguez Name: Nicole Rodriguez Title: Director

By: /s/ Ade Adedeji Name: Ade Adedeji Title: Vice President

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

CITIBANK, N.A. as a Lender, Swing Line Lender and L/C Issuer,

By: /s/ Michael Vondriska Name: Michael Vondriska Title: Vice President

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as a Lender

By: /s/ Christopher Day Name: Christopher Day Title: Authorized Signatory

By: /s/ Tino Schaufelberger Name: Tino Schaufelberger Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A. as a Lender and an L/C Issuer

By: /s/ Peter Thauer Name: Peter Thauer Title: Managing Director

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

MIZUHO BANK, LTD. as a Lender and L/C Issuer

By: /s/ Daniel Guevara Name: Daniel Guevara Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA as a Lender and L/C Issuer

By: /s/ Allan Kortan Name: Allan Kortan Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA as a Lender

By: /s/ Laura Gimena Name: Laura Gimena Title: Director

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. as a Lender

By: /s/ Ola Anderssen Name: Ola Anderssen Title: Director

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NY BRANCH as a Lender

By: /s/ Ming K. Chu Name: Ming K. Chu Title: Director

By: /s/ Yvonne Tilden Name: Yvonne Tilden Title: Managing Director

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

SUNTRUST BANK as a Lender

By: /s/ Sheryl Squires Kerley Name: Sheryl Squires Kerley Title: Vice President

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A. as a Lender

By: /s/ Nicholas Grocholski Name: Nicholas Grocholski Title: Director

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

HSBC BANK USA, N.A. as a Lender

By: /s/ John P Treadwell Jr Name: John P Treadwell Jr Title: SVP

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A. as a Lender

By: /s/ Michael King Name: Michael King Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Discovery Communications, LLC Amended and Restated Credit Agreement]

EXHIBIT A

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Tranche 1 Lenders	Commitment	Applicable Percentage
Bank of America, N.A.	$184,722,222.23	10.643405890%
Barclays Bank PLC	$184,722,222.22	10.643405890%
BNP Paribas	$184,722,222.22	10.643405890%
Citibank, N.A.	$184,722,222.22	10.643405890%
JPMorgan Chase Bank, N.A.	$184,722,222.22	10.643405890%
Mizuho Bank, Ltd.	$184,722,222.22	10.643405890%
Royal Bank of Canada	$184,722,222.22	10.643405890%
The Bank of Nova Scotia	$147,500,000.00	8.489719590%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$147,500,000.00	8.489719590%
Deutsche Bank AG New York Branch	$147,500,000.00	8.489719590%
Morgan Stanley Bank, N.A.	$0.00	0.000000000%
Total Tranche 1	$1,735,555,555.55	100.000000000%

Tranche 2 Lenders	Commitment	Applicable Percentage
Goldman Sachs Bank USA	$184,722,222.23	24.164244190%
Credit Suisse AG, Cayman Islands Branch	$184,722,222.22	24.164244190%
SunTrust Bank	$147,500,000.00	19.295058140%
Wells Fargo Bank, National Association	$147,500,000.00	19.295058140%
HSBC Bank USA, N.A.	$100,000,000.00	13.081395350%
Total Tranche 2	$764,444,444.45	100.000000000%
Total Tranche 1 and Tranche 2	$2,500,000,000.00	100.000000000%

EXHIBIT B

[see attached]

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: _______________, _____
To:    Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Discovery Communications, LLC, a Delaware limited liability company (the “Company”), Discovery Communications, Inc., a Delaware corporation (the “Facility Guarantor”), the Designated Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _____________________________________________ of the Facility Guarantor, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Guarantor, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    The Guarantor has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Facility Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. The Facility Guarantor has also delivered the year-end unaudited financial statements required by Section 6.01(a) of the Agreement. Such financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Facility Guarantor and its Subsidiaries.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    The Facility Guarantor has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Facility Guarantor ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Facility Guarantor and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Guarantor and its Subsidiaries.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Facility Guarantor during the accounting period covered by such financial statements.

3.    A review of the activities of the Facility Guarantor, the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate. [With respect to each Specified Transaction or significant acquisition or disposition consummated during the Measurement Period ended as of the Financial Statement Date set forth above, Schedule 3 sets forth pro forma adjustments to Schedules 1 and 2 required by Section 1.03(d) of the Agreement in respect of such Specified Transaction.]
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, ________
DISCOVERY COMMUNICATIONS, INC.
By:
Name:
Title:

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 (b) – Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA (in accordance with the definition of Consolidated EBITDA as set forth in the Agreement) for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.	Consolidated Net Income for Subject Period: $

2.	Consolidated Interest Charges for Subject Period: $

3.	Provision for income taxes for Subject Period: $

4.	Depreciation expenses for Subject Period: $

5.	Amortization expenses (other than Film Rights Amortization but including amortization expense from launch and representation rights) for Subject Period: $

6.	Non-cash expense related to long term incentive plans: $

7.	Non cash amounts attributable to minority interests: $

8.	Non-cash amounts attributable to losses on equity interests in unconsolidated Persons: $

9.	Non-recurring non-cash expenses or losses reducing Consolidated Net Income for Subject Period: $

10.	Income tax credits for Subject Period: $

11.	Non-recurring non-cash gains increasing Consolidated Net Income for Subject Period: $

12.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6+ 7+ 8+ 9 – 10 – 11): $

B.	Consolidated Interest Charges for Subject Period: $

C.	Consolidated Interest Coverage Ratio (Line I.A.9 ÷ Line I.B): to 1
Minimum required: 3.00 to 1

II.	Section 7.11 (c) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date: $

B.	Consolidated EBITDA for Subject Period (Line I.A.9 above): $

C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B): to 1
Maximum permitted: [__] to 1

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
Consolidated Net Income
+
+
+
+
+
+
+
+
- income tax credits
- non-recurring non-cash gains
= Consolidated EBITDA

SCHEDULE 3
to the Compliance Certificate
($ in 000’s)
Specified Transactions / Significant Dispositions and Acquisitions
(Pro Forma Adjustments)